UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: October 28, 2016

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously disclosed by Function(x) Inc. (the “Company”) in a Form 8-K filed on June 12, 2015, Sillerman Investment Company IV, LLC (“SIC IV”), an affiliate of Robert F.X. Sillerman, our Executive Chairman and Chief Executive Officer of the Company, agreed to provide a Line of Credit to the Company (the “Line of Credit”). As previously disclosed in Section 2.04 in the First Amendment (the “First Amendment”) to the Company's Current Report Form 8-K filed on October 28, 2016, the Company had fallen below the Minimum Cash Reserve of $1,000,000 for a period of more than three trading days, which constituted an Event of Default under the Debentures. While the Company is taking steps to secure liquidity so that it can maintain the Minimum Cash Reserve, if the Company is not able to obtain it from other sources, the Company is reliant on the immediately due guarantee requirement of its CEO and advances from his affiliate, Sillerman Investment Company IV, LLC, to meet this requirement. However, there can be no assurances it will be able to do so nor that it will be a cure for the default. As a result, the Purchasers of the Debentures will continue to have the remedies as described in Item 1.01 of the First Amendment.

On October 28, 2016, the Company borrowed an additional $255,000 under the Line of Credit. The principal amount now outstanding under the Line of Credit is $1,864,586 and the Company is entitled to draw up to an additional $4,035,414 under the Line of Credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC.

Date: October 31, 2016	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President